FORM 3
 U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
         WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
          INITIAL STATEMENT OF                |_____________________|
   BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                              |EXPIRES:             |
                                              | SEPTEMBER 30, 1998  |
Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
 Securities Exchange Act of 1934,             |BURDEN HOURS         |
Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
  Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
      Company Act of 1940
 ____________________________________________________________________________
   1. Name and Address of Reporting Person
      WEXFORD MANAGEMENT LLC

      (Last)                      (First)                    (Middle)
             411 West Putnam Avenue, Suite 125
 _________________________________________________________________________
                           (Street)
   Greenwich                Connecticut              06830
 _________________________________________________________________________
   (City)                    (State)                 (Zip)

   ____________________________________________________________________________
   2. Date of Event Requiring Statement (Month/Day/Year)
      November 12, 1997
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol
      Industrial Imaging Corporation (INIM)
   ____________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (  ) DIRECTOR
    (X ) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)
    _____________________________________
   ____________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ____________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
       ___FORM FILED BY ONE REPORTING PERSON
       _x_FORM FILED BY MORE THAN ONE REPORTING PERSON

   ============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|
   Common Stock,          3,000,000 shares      Indirect  By Management
   par value .01 per share

   ============================================================================
   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
              (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)
      Common Stock Purchase Warrants
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
           11/12/97                                11/11/02
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
       Common Stock, par value .01 per share          250,000
                   Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security
      $1.00 per share
   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5) Indirect
   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)
      By Management

   ============================================================================
   1. Title of Derivative Security (Instr. 4)
      Common Stock Purchase Warrants
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
         11/21/97                                  11/20/02
      Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      Common Stock, par value .01 per share          750,000
               Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security
      $1.00 per share
   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5) Indirect
   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)
      By Management

   ============================================================================
   1. Title of Derivative Security (Instr. 4)
      Common Stock Purchase Warrants
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
           11/12/97                                  11/11/02
         Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
       Common Stock, par value .01 per share          250,000
                  Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security
      $2.00 per share
   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5) Indirect
   ____________________________________________________________________________

   6. Nature of Indirect Beneficial Ownership (Instr. 5)
      By Management

   ============================================================================
   1. Title of Derivative Security (Instr. 4)
      Common Stock Purchase Warrants
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)
        11/21/97                                  11/20/02
      Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      Common Stock, par value .01 per share          750,000
               Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security
      $1.00 per share
   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5) Indirect
   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)
      By Management

   ============================================================================

 EXPLANATION OF RESPONSES:

   WEXFORD MANAGEMENT LLC
   **  SIGNATURE OF REPORTING PERSON

 By:    /s/ Arthur H. Amron                          December 15, 1997
 Name:  Arthur H. Amron                                   DATE
 Title: Senior Vice President

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM
DISPLAYS A CURRENTLY VALID OMB NUMBER.
=============================================================================



     ATTACHMENT TO FORM 3

     Name of designated filer:     Wexford Management LLC

     Name of joint filer:          Joseph M. Jacobs

     Address of joint filer:       c/o Wexford Management LLC
                                   411 West Putnam Avenue
                                   Greenwich, Connecticut 06830

     Date of event requiring
     filing:                       November 12, 1997

     Issuer Name and
     Ticker or Trading Symbol:     Industrial Imaging
                                    Corporation (INIM)

     /s/ Joseph M. Jacobs                  December 15, 1997

     ** Signature of Reporting Person             Date



     ATTACHMENT TO FORM 3

     Name of designated filer:     Wexford Management LLC

     Name of joint filer:          Charles E. Davidson

     Address of joint filer:       c/o Wexford Management LLC
                                   411 West Putnam Avenue
                                   Greenwich, Connecticut 06830

     Date of event requiring
     filing:                       November 12, 1997

     Issuer Name and
     Ticker or Trading Symbol:     Industrial Imaging
                                   Corporation (INIM)

     /s/ Charles E. Davidson                 December 15, 1997

     ** Signature of Reporting Person              Date